Exhibit 99.1

GeoVax Reports 2014 First Quarter Financial Results

And Provides Corporate Update

ATLANTA, GA, May 1, 2014 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing HIV/AIDS vaccines, announced its financial results for the three months ended March 31, 2014 and provided a corporate update.

First Quarter Developments and Highlights

Therapeutic HIV Vaccine – Phase 1 Trial Data. In January, GeoVax announced preliminary results for a Phase 1 clinical trial (GV-TH-01) investigating the therapeutic use of GOVX-B11 in HIV-infected patients. GV-TH-01 is an open label study testing the safety and immunogenicity of the GOVX-B11 DNA/MVA vaccine in HIV-infected patients who initiated antiretroviral drug therapy (ART) within 18 months of seroconversion and had stably controlled virus for at least 6 months. Patients were vaccinated with two DNA inoculations followed by two MVA inoculations at intervals of two months. Eight weeks following the last inoculation, patients suspended drug therapy for a 12 week period. Vaccinated patients’ ability to control the time and temporal height of re-emergent virus in the absence of drugs was then observed. Drug treatment was re-instituted after 12 weeks, and trial participants were observed for an additional 6 months.

Excellent safety was observed throughout the trial, with none of the 9 participants needing to reinstate antiretroviral drugs during the treatment interruption phase of the trial. GeoVax’s initial analysis of the trial data indicates that, during the vaccination phase of the trial, enhanced CD8+ T cells were elicited in 8 of 9 participants and enhanced CD4+ T cell in 5 of 9 participants. Antibody responses were boosted in 4 of 9 participants. Analyses during the treatment interruption phase suggested that individuals with the best immune responses to the vaccine had lower levels of re-emergent virus. These results and other positive observations from this study have given the Company rationale to proceed with its therapeutic vaccine clinical development program.

GeoVax expects to formally publish study results for GV-TH-01 in a scientific journal in late-2014.

Therapeutic HIV Vaccine – Planned Follow-on Trial.    Based on the encouraging results from GV-TH-01, GeoVax is planning the next therapeutic trial as part of the new effort to achieve a cure for HIV infection. Current plans are for a Phase 1 clinical trial investigating the treatment of HIV-positive individuals with GeoVax’s vaccine in combination with standard-of-care antiretroviral drug therapy (ART). Instead of removing patients from oral drugs as was done in GV-TH-01, the anticipated trial design will have participants continue ART to allow investigation of the vaccine’s effect on latent reservoirs of virus. Initiation of this trial is subject to financing availability, and GeoVax intends to seek NIH as well as private support.

Preventive HIV Vaccine – Planned Phase 2 Efficacy Trial. Based on results from a Phase 1 trial (HVTN 094) of the adjuvanted version of GOVX-B11 being conducted by the HIV Trials Network (HVTN) with funding from the National Institutes of Health (NIH), together with additional nonhuman primate data and further analysis of the completed Phase 2a trial (HVTN 205) of GOVX-B11, GeoVax will advance GOVX-B11 to the next stage of clinical testing for a preventive HIV vaccine.

GeoVax is now in planning discussions with the HVTN and NIH for a Phase 2 efficacy trial of GOVX-B11, and several scenarios are being considered. In GeoVax’s recent public statements, the possible addition of a protein boost to GOVX-B11 was discussed; but recent conversations with the HVTN leads the Company to believe that this may not be required for a Phase 2 trial to proceed. Specific details of the Phase 2 efficacy trial will be clearer after further data analysis and input from the HVTN and NIH in mid-2014. GeoVax believes that GOVX-B11 is ready for a Phase 2b placebo-controlled efficacy trial. However, without independent funding for the trial, trial designs and priorities will be determined by the government and academic groups financing and leading HIV vaccine trials.

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Robert McNally, Ph.D., GeoVax’s President and Chief Executive Officer, commented, “All of us in the HIV community are excited about the significant progress toward a vaccine to prevent HIV. Even today, with the vast array of antiviral drugs available, about 50,000 individuals in the U.S. alone are annually infected with HIV. GOVX-B11 is now recognized as the lead vaccine candidate to prevent clade B HIV infection in humans. We are grateful for the continued support from the HVTN and NIH as our vaccine moves forward in the clinical trial process.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2014 of $614,918, or $0.02 per share, based on 24.8 million weighted average shares outstanding. For the three months ended March 31, 2013, the Company reported a loss of $696,797, or $0.03 per share, based on 20.2 million weighted average shares outstanding.

The Company reported revenues of $157,340 for the three months ended March 31, 2014, related to its grants from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development efforts. This compares to $797,040 of grant revenue reported for the same period in 2013. As of March 31, 2014, there is approximately $665,000 of unused grant funds available for use during 2014.

Research and development (R&D) expenses were $402,860 for the three months ended March 31, 2014, compared with $881,988 for the comparable period in 2013. R&D expenses include direct costs funded by the NIH grants, as well as vaccine manufacturing costs and expenses related to the Phase 1 clinical trial of the Company’s therapeutic HIV vaccine. Costs associated with the clinical trials of GeoVax’s preventive HIV vaccine, being conducted by the HIV Vaccine Trials Network (HVTN), are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements. General and administrative (G&A) expenses were $371,802 and $612,943 for the three months ended March 31, 2014 and 2013, respectively.

GeoVax reported cash balances of $2,010,326 at March 31, 2014, as compared to $2,513,861 at December 31, 2013. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax is a biotechnology company developing vaccines to prevent, and treat, Human Immunodeficiency Virus (HIV) infections. GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV antibody and anti-HIV T cell immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. GeoVax has two vaccines undergoing development: GOVX-B11 and GOVX-B21. Both are for the clade B subtype of the HIV virus that is prevalent in the developed world. In both vaccines, the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GOVX-B21 differs from GOVX-B11 in co-expressing the genetic adjuvant granulocyte-macrophage colony-stimulating factor (GM-CSF) with VLPs in the DNA prime. GeoVax’s vaccines are currently being tested in human clinical trials, for both preventive and therapeutic applications. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). GOVX-B11 has been evaluated in various doses and combinations in over 400 humans and is the company’s lead product for a preventive vaccine. GOVX-B21 has been evaluated in 40 people in a phase 1 dose escalation and regimen trial.

About HIV/AIDS

HIV can infect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be over 2 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 10½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in the Americas, Europe, and Australia. Globally, most infections involve clades AG, B, and C. GeoVax’s most advanced vaccines under development are designed to function against clade B. GeoVax has also begun early development work on vaccines for the clade C HIV subtype and its vaccines can be engineered for other subtypes as well.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

INVESTOR CONTACT

Adam S. Holdsworth

ProActive Capital

646.862.4607

www.ProActiveCapital.com

FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.

Statements of Operations Data

(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
Grant Revenue	$157	$797

Operating expenses:
Research and development	403	882
General and administrative	371	613
	774	1,495
Loss from operations	(617)	(698)
Interest income	1	1

Net loss	$(616)	$(697)

Loss per common share	$(0.02)	$(0.03)

Weighted average shares outstanding	24,765	20,166

Balance Sheet Data

(amounts in thousands)

	March 31,	Dec. 31,
	2014	2013
Cash and cash equivalents	$2,010	$2,514
Working capital	1,813	2,386
Total assets	2,173	2,840
Deficit accumulated during the development stage	(27,668)	(27,052)
Total stockholders’ equity	1,938	2,527
Common shares outstanding	24,968	23,765